Filed Pursuant to
                                                                Rule 424(b)(3)
                                                            File No. 333-82391


                         PRICING SUPPLEMENT NO. 4 DATED
                          April 11, 2001 TO PROSPECTUS
                      DATED AUGUST 31, 2000 AND PROSPECTUS
                        SUPPLEMENT DATED AUGUST 31, 2000

                           BOEING CAPITAL CORPORATION

                           Series XI Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated August 31, 2000 as amended and supplemented by the Prospectus Supplement dated August 31, 2000 (the "Prospectus").

Aggregate Principal Amount:     $150,000,000

Original Issue Date
 (Settlement Date):             April 17, 2001

Stated Maturity Date:           April 17, 2003

Base Rate:                      LIBOR

Index Currency:                 U.S. Dollars

Designated LIBOR Page:          LIBOR Telerate Page 3750

Spread:                         10 basis points

Initial Interest Rate:          Base Rate adjusted by Spread, as determined on
                                April 11, 2001

Index Maturity:                 One month

Interest Payment Dates:         Commencing May 17, 2001 and thereafter on the
                                17th calendar day of each month up to and including the Maturity Date

Interest Reset Period:          Monthly

Calculation Agent:              Bankers Trust Company

Interest Reset Dates:           The 17th calendar day of each month

Interest Determination Dates:   The second London Business Day preceeding each
                                Interest Reset Date

Type of Notes Issued:           [X] Senior Notes        [ ] Fixed Rate Notes
                                [ ] Subordinated Notes  [X] Floating Rate Notes

Optional Redemption:            [ ] Yes
                                [X] No

Form of Notes Issued:           [X] Book-Entry Notes
                                [ ] Certificated Notes

CUSIP Number:  09700WDM2


                              PURCHASE AS PRINCIPAL

        This Pricing Supplement relates to $150,000,000 aggregate principal amount of Notes that are being purchased, as principal, of which $50,000,000 is being purchased by Chase Securities Inc ("Chase"), and $100,000,000 is being purchased by Credit Suisse First Boston Corporation ("CSFB") (collectively, the "Agents") for resale to investors at varying prices related to prevailing market conditions at the time or times of resale as determined by the Agents. Net proceeds payable by the Agents to Boeing Capital Corporation (the "Company") will be 99.905% of the aggregate principal amount of the Notes, or $149,857,500 before deduction of expenses payable by the Company. In connection with the sale of the Notes, the Agents in the aggregate may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .095% or $142,500.